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                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

            TMP Worldwide Inc. ("TMPW") and Andrew J. McKelvey ("Employee") are parties to an Employment Agreement, dated as of November 15, 1996, as amended pursuant to Amendment No. 1 to Employment Agreement dated November 4, 1998, (collectively, the "Employment Agreement"), and by virtue of this Amendment No. 2 to Employment Agreement (the "Amendment Agreement"), are modifying certain terms of the Employment Agreement.

            The parties hereby agree as follows:

                  1. The clause of Section 2.1 of the Employment Agreement
            stating "a base salary at a rate of one million five hundred thousand dollars ($1,500,000) per annum (the "Base Salary")" is hereby amended to read "a base salary at a rate of five hundred thousand ($500,000) per annum (the "Base Salary")".

                  2. A new Section 2.3(c) is hereby added to the Employment
            Agreement immediately following existing Section 2.3(b), which new
            Section 2.3(c) reads in its entirety as follows:

                  "(c) With respect to each calendar year of the Employment Period, Employee shall be entitled to a bonus as follows:

                        (i) In the event that the Earnings Per Share (as defined below) of the Company for a particular calendar year exceed the Internal Projections (as defined below) for that year by 10% or more but less than 20%, then Employee shall be entitled to a bonus of 10% of the Base Salary;

                        (ii) In the event that the Earnings Per Share of the Company for a particular calendar year exceed the Internal Projections for that year by 20% or more but less than 50%, then Employee shall be entitled to a bonus of 20% of the Base Salary; and

                        (iii) In the event that the Earnings Per Share of the
                              Company for a particular calendar year exceed the Internal Projections for that year by 50% or more then Employee shall be entitled to a bonus of 100% of the Base Salary.

            As used herein, "Internal Projections" shall mean the last internal Earnings Per Share projections developed by the Company for the relevant calendar year prior to the end of the first quarter of such calendar year. As used herein, "Earnings Per Share" means diluted earnings per share determined in accordance with generally accepted accounting principles, exclusive of the after tax effects of merger costs.
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            The bonus payable under this Section 2.3(c) shall be payable no later than 90 days after the end of calendar year to which it relates. For any periods at less than a full calendar year of the Employment Period, the bonus shall be prorated on the basis of internal projections for the shorter period as well as the Base Salary paid during such shorter period as determined by the Board on its reasonable discretion."

                  3. The Employment Agreement, as amended by this Amendment
            Agreement, is hereby ratified and confirmed and remains in full force and effect.

            The parties hereto have executed this Amendment Agreement on May 1, 1999.


                                         TMP WORLDWIDE INC.



                                         By: /s/ Thomas G. Collison
                                             ----------------------------------
                                             By: Thomas G. Collison
                                             Title: Vice Chairman and Secretary



                                            /s/ Andrew J. McKelvey
                                         --------------------------------------
                                            Andrew J. McKelvey


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